Exhibit 2.3

TERMINAL SALE AND PURCHASE AGREEMENT

BETWEEN

EXXON MOBIL CORPORATION,

SELLER

AND

SUNOCO PARTNERS

MARKETING & TERMINALS L.P.,

BUYER

Arcadia, LA

TERMINAL

April 28, 2008

TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

i	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(continued)

ii	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(continued)

iii	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(continued)

iv	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

EXHIBITS AND SCHEDULES

Exhibit A	Real Property Description
Exhibit B	Intentionally Left Blank
Exhibit C	List of Excluded Personal Property
Exhibit D	Books and Records
Exhibit E	Material Contracts
Exhibit F	Permits
Exhibit G	Improvements, Equipment and Goods Located at Terminal and Not Owned by Seller
Exhibit H	Form of Special Warranty Deed – Louisiana
Exhibit I	Form of Bill of Sale
Exhibit J	Form of Indemnity Letter to Title Company
Exhibit K	Form of Seller’s FIRPTA Certification
Exhibit L	Form of Parent Guaranty
Exhibit M	Form of Terminaling Services Agreement
Exhibit N	Form of Assignment and Assumption Agreement
Exhibit O	Intentionally Left Blank
Exhibit P	Intentionally Left Blank
Exhibit Q	Form of Joint Letter Transferring Responsibility for Remediation Activities
Exhibit R	Environmental Permits
Exhibit S	Form of Release
Exhibit T	Non-Material or Revenue-Generating Contracts
Schedule 3.3	Allocation of Purchase Price
Schedule 5.4	Permitted Title Exceptions
Schedule 5.5	Litigation
Schedule 5.9	Material Contracts
Schedule 5.10	Exceptions to Compliance With Laws
Schedule 5.11	Exceptions to Required Consents
Schedule 7.2	Environmental Documents

v	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

TERMINAL SALE AND PURCHASE AGREEMENT

This Terminal Sale and Purchase Agreement (“Agreement”) is made as of this 28th day of April, 2008 (“Effective Date”), by and between EXXON MOBIL CORPORATION, a New Jersey corporation (“Seller”), and SUNOCO PARTNERS MARKETING & TERMINALS L.P., a Texas limited partnership (“Buyer”). In this Agreement, Buyer and Seller are sometimes individually referred to as a “Party” and collectively as the “Parties.”

PRELIMINARY STATEMENTS

Seller owns and operates a petroleum products terminal in Arcadia, Louisiana and now desires to sell and Buyer desires to purchase this facility on the terms and conditions set forth in this Agreement.

TERMS OF AGREEMENT

Seller and Buyer therefore agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the meanings set forth below for all purposes of this Agreement:

1.1	“Assumed Environmental Liabilities” has the meaning specified in Section 7.4.

1.2	“Affiliate” means, with respect to a Party, any individual or legal business entity that, directly or indirectly, controls, is controlled by, or is under common control with, such Party. The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies.

1.3	“Authorized Representative” means any employee, agent, representative, consultant, contractor, or subcontractor.

TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

1.4	“Baseline Condition” of the Terminal has the meaning specified in Section 7.2.

1.5	“Books and Records” has the meaning specified in Section 2.1(f).

1.6	“Bottoms” has the meaning specified in Section 2.4(a).

1.7	“BS&W” means bottom sediment and water, as provided in Section 2.4(a).

1.8	“Buyer” means Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership.

1.9	“Buyer’s Knowledge” means the knowledge of individuals currently employed by Buyer in supervisory positions at any time during the two year period immediately preceding the Closing Date who, in the normal scope of their employment would have knowledge of the matter.

1.10	“Casualty” has the meaning specified in Section 14.1(a).

1.11	“Closing” has the meaning specified in Section 4.1.

1.12	“Closing Date” has the meaning specified in Section 4.1.

1.13	“Code” means the Internal Revenue Code of 1986, as amended.

1.14	“Condemnation” has the meaning specified in Section 14.1(b).

1.15	“Damages” means any and all obligations, liabilities, damages (including, without limitation, physical damage to real or personal property or natural resources), fines, liens, penalties, deficiencies, losses, judgments, settlements, personal injuries (including, without limitation, injuries or death arising from exposure to Regulated Substances), costs and expenses (including, without limitation, accountants’ fees, attorneys’ fees, fees of engineers, health, safety, environmental and other outside consultants and investigators, and reasonable court costs, appellate costs, and bonding fees), whether based in tort, contract or any local, state or federal law, common law, statute, ordinance or regulation, whether legal or equitable, past, present or future, ascertained or unascertained, known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, choate or inchoate or otherwise.

1.16	“Effective Date” has the meaning specified in the preamble of this Agreement.

1.17	“ExxonMobil Policies” has the meaning specified in Section 2.2(i).

1.18	“Environmental Condition” means the existence of Regulated Substances in or on the soil, surface water, groundwater at, on or under the Terminal, or migrating from the Terminal to a contiguous property or properties to the extent the levels of any such Regulated Substances exceeds naturally occurring background levels in such areas.

-2-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

1.19	“Environmental Documents” means those documents that are in Seller’s possession and are, to Seller’s Knowledge, material with respect to Environmental Conditions at the Terminal, a complete list of which is on Schedule 7.2.

1.20	“Environmental Law” or “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States, the State of Louisiana, and local and county areas concerning the environment, preservation or reclamation of natural resources, natural resource damages, prevention or control of spills or pollution, or the management (including, without limitation, generation, treatment, storage, transportation, arrangement for transport, disposal, arrangement for disposal, or other handling), Release or threatened Release of Regulated Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Material Transportation Authorization Act of 1994 (49 U.S.C. §5101 et seq.), the Solid Waste Disposal Act (42 U.S.C. §6901 et seq.) (including the Resource Conservation and Recovery Act of 1976, as amended), the Clean Water Act (33 U.S.C. §1251 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §300(f) et seq.), the Emergency Planning and Right-To-Know Act of 1986 (42 U.S.C. §11101 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), the Lead-Based Paint Exposure Reduction Act (15 U.S.C. §2681 et seq.), and the National Environmental Policy Act of 1969 (42 U.S.C. §4321 et seq.), and all State of Lousiana laws and, county and local laws of a similar nature to federal law, and the rules and regulations promulgated thereunder, each as amended and, unless otherwise provided in this Agreement, in effect as of the Closing Date.

1.21	“Environmental Liabilities” means any Damages or Proceedings (whether incurred, existing or first occurring on, before or after the Closing Date) relating to or arising out of ownership or operation of the Terminal (whether on, before or after the Closing Date) pursuant to any applicable Environmental Laws as in effect at any time, including without limitation: (i) any Third Party Environmental Claim; (ii) any Governmental Environmental Enforcement Action; or (iii) any Remediation Activities.

1.22	“Environmental Permits” shall mean those permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses issued by or required to be filed with any Governmental Authority under any applicable Environmental Law that are in the name of Seller, related to the Terminal, a complete list of which is set forth on Exhibit R.

-3-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

1.23	“Excluded Personal Property” has the meaning specified in Section 2.2(g).

1.24	“Exclusions” has the meaning specified in Section 2.2.

1.25	“Feasibility Study Period” has the meaning specified in Section 7.1.

1.26	“Governmental Authority” or “Governmental Authorities” means any federal, state or local governmental authority, administrative agency, regulatory body, board, commission, judicial body or other body having jurisdiction over the matter.

1.27	“Governmental Environmental Enforcement Action” means any order, settlement agreement, consent decree, directive, notice of violation, notice of enforcement, letter of notice, notice of noncompliance, corrective action, or similar type of legal requirement or instrument that is issued by, entered into with, or otherwise required by a Governmental Authority with respect to an actual or alleged noncompliance under applicable Environmental Laws.

1.28	“Improvements” has the meaning specified in Section 2.1(b).

1.29	“Indemnitee” has the meaning specified in Section 9.5(a).

1.30	“Indemnity Letter” has the meaning specified in Sections 4.2(g), 5.4(b), and Exhibit J.

1.31	“ Indemnitor” has the meaning specified in Section 9.5(a).

1.32	“Inspector” has the meaning specified in Section 2.4(b).

1.33	“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

1.34	“Laws” means any provision of any rule, law, regulation, Order or other legal requirement of any Governmental Authority.

1.35	“Linefill” has the meaning specified in Section 2.4(a).

1.36	“Material Contracts” means all material contracts to which Seller is a party relating to the Terminal, which contracts are described in Exhibit E. The term “Material Contracts” does not include any contracts between Seller and one or more of Seller’s Affiliates, or any revenue-generating contracts related to the Terminal, including, but not limited to, terminaling or throughput agreements, exchange agreements, and lease agreements.

1.37	“Off-Site” means those areas contiguous to the Real Property to be conveyed under this Agreement and not considered On-Site.

-4-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

1.38	“Off-Site Disposal Activities” means any off-site transportation, storage, disposal, or treatment, or any arrangement for off-site transportation, storage, disposal, or treatment of any Regulated Substance; provided however, that the term “Off-Site Disposal Activities” shall not include (i) the Off-Site portion of an Environmental Condition that has migrated from the Terminal, (ii) Environmental Conditions on Off-Site contiguous property under Terminal dock lines and dock facilities, if any, and (iii) Environmental Conditions of waterways extending beyond the Terminal’s shoreline, if any.

1.39	“Off-Site Remediation Activities” means any Remediation Activities with respect to the Terminal that relates to Off-Site Disposal Activities.

1.40	“On-Site” means the Real Property to be conveyed under this Agreement.

1.41	“Order” means any current judgment, order, settlement agreement, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter and still in effect as of the Closing Date.

1.42	“Party” and “Parties” have the same respective meanings as provided in the opening paragraph of this Agreement.

1.43	“Permits” has the meaning specified in Section 2.1(h).

1.44	“Permitted Title Exceptions” has the meaning specified in Section 5.4.

1.45	“Personal Property” has the meaning specified in Section 2.1(d).

1.46	“Proceedings” means any actions, causes of action, written demands, written claims, suits, investigations, and any appeals therefrom.

1.47	“Products” has the meaning specified in Section 2.4(a).

1.48	“Purchase Price” has the meaning specified in Section 3.1.

1.49	“Real Property” has the meaning specified in Section 2.1(a).

1.50

“Reasonable Written Notification” means written notice provided within sixty (60) days of any notice of an alleged claim being received in writing by the party seeking indemnity, but in any event prior to the date any formal response to such claim is required. Such written notice shall describe in reasonable detail the nature of the Damages and Proceedings for which indemnification and defense is sought. Notice of any Third Party Environmental Claim or Governmental Environmental Enforcement Action shall include, at a minimum, a copy of the notice received from the Third Party or the Governmental Authority, respectively. Furthermore, if a Party receives notice from a Governmental Authority relating to a matter that may ultimately lead to a settlement agreement, consent decree, or supplemental environmental project, then Reasonable Written Notification

-5-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

shall be provided on the basis of such first notice, and not delayed until receipt of the ultimate settlement agreement, consent decree or supplemental environmental project.

1.51	“Regulated Substance” means any (a) chemical, substance, material, or waste that is designated, classified, or regulated as “industrial waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “toxic substance,” or words of similar import, under any applicable Environmental Law; (b) petroleum, petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, and components, fractions, derivatives, or by-products thereof; (c) asbestos or asbestos-containing material (regardless of whether in a friable or non-friable condition), or polychlorinated biphenyls; and (d) substance that, whether by its nature or its use, is subject to regulation under any applicable Environmental Law in effect at that time or for which a Governmental Authority requires Remediation Activities with respect to the Terminal.

1.52	“Release” shall have the meaning specified in CERCLA; provided, however, that, to the extent the Environmental Laws in effect at any time after the Closing Date establish a meaning for “Release” that is broader than that specified in CERCLA, such broader meaning shall apply to any “Release” occurring after Closing.

1.53	“Remediation Activities” means any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, bioremediation, response, cleanup or abatement, whether On-Site or Off-Site, of an Environmental Condition to standards required by applicable Environmental Laws in effect at such time or as required by an appropriate Governmental Authority for property used for continued bulk petroleum storage and distribution, including but not limited to maintaining any engineering controls to contain or stabilize Regulated Substances (including without limitation, caps, covers, dikes, trenches, leachate collection systems, signs, fences and access controls).

1.54	“Retained Environmental Liabilities” has the meaning specified in Section 7.3.

1.55	“Seller” means Exxon Mobil Corporation, a New Jersey corporation.

1.56	“Seller’s Knowledge” means the knowledge of individuals currently employed by Seller in supervisory positions at any time during the two year period immediately preceding the Closing Date who, in the normal scope of their employment would have knowledge of the matter.

1.57	“Survey” has the meaning specified in Section 11.2.

1.58	“Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental,

-6-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other contract.

1.59	“Terminal” has the meaning specified in Section 2.1.

1.60	“Terminal Inventory” has the meaning specified in Section 2.4(a).

1.61	“Third Party” means any individual or legal business entity other than: (i) a Party; (ii) a Party’s Affiliates; (iii) a Party’s Authorized Representatives; (iv) employees, officers, directors, agents and representatives and all successors of a Party and its Affiliates; and, (v) a Party’s permitted assigns.

1.62	“Third Party Environmental Claim” means a Proceeding by any Third Party alleging Damages relating to or arising out of exposure to, or Off-Site migration of, a Regulated Substance (including, without limitation, Damages for Proceedings arising under applicable Environmental Laws in connection with an Environmental Condition and Damages for Remediation Activities undertaken by a Third Party at its property) related to the Terminal. Notwithstanding anything to the contrary in this Agreement, to the extent that Remediation Activities are required by Governmental Entities as a result of a Third Party Environmental Claim, such Remediation Activities shall be governed by the provisions under this Agreement dealing with Remediation Activities.

1.63	“Title Commitment” has the meaning specified in Section 11.1.

1.64	“Title Company” means Stewart Title Guaranty Company.

1.65	“Title Cure Period” has the meaning specified in Section 11.3.

1.66	“Title Objections” has the meaning specified in Section 11.3.

1.67	“Title Policies” has the meaning specified in Section 8.1(h).

1.68	“Transfer” has the meaning specified in Section 15.21.

1.69	“Use Restrictions” has the meaning specified in Section 7.9(a).

Capitalized terms defined in this Agreement shall be equally applicable to both the singular and plural forms of such defined terms. As used in this Agreement, (i) “include”, “includes” and “including” shall be deemed to be followed by “without

-7-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

limitation” whether or not they are in fact followed by such words or words of like import, (ii) unless otherwise specified, “hereof”, “herein”, “hereunder” and comparable terms refer to this entire Agreement and not to any particular article, section or other subdivisions, and (iii) pronouns of whatever gender shall include all natural persons, corporations, limited liability companies, partnerships, associations and other entities of every kind and character unless the context otherwise requires.

ARTICLE II

SALE AND PURCHASE OF TERMINAL

2.1 Terminal. On the terms and subject to the conditions of this Agreement and for the consideration stated in this Agreement, at the Closing, Buyer shall purchase and receive from Seller, and Seller shall sell, convey and deliver to Buyer, free and clear of any and all liens, pledges and encumbrances except for Permitted Title Exceptions, all of Seller’s right, title and interest in and to the following, which taken together constitutes the “Terminal”:

(a) The real property legally described in Exhibit A (collectively, the “Real Property”) and located in Arcadia, Louisiana;

(b) The improvements (the “Improvements”) located on the Real Property, including, but not limited to, above-ground and underground piping, buildings, underground and above-ground storage tanks, additive systems, fixtures, facilities and appurtenances, and any of Seller’s equipment at the Real Property that Buyer will require to conduct Remediation Activities after Closing, including but not limited to monitoring wells, but excluding the Excluded Personal Property described in Section 2.2(g), Exhibit C and Exhibit G;

(c) All transferable appurtenances, rights, privileges, easements, licenses, and all other transferable real property entitlements benefiting or pertaining to the Real Property;

(d) All supplies, spare parts, tools, drawings, plats, files, equipment, furniture, and other property used solely in connection with the Terminal, including any of the equipment that Seller has used to conduct Remediation Activities at the Terminal before Closing, including but not limited to monitoring wells (the “Personal Property”), but not including those items listed on Exhibit C and Exhibit G;

-8-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(e) Any rights of Seller to the warranties and licenses received from manufacturers and sellers of the Personal Property, the Improvements, if any, or otherwise relating to the Terminal excluding the Top Tech terminal automation licenses and any other warranties and licenses of the Personal Property that are not assignable or transferable;

(f) The historical books and records relating to the Terminal’s operations that are specified in Exhibit D (the “Books and Records”), including, but not limited to, all non-proprietary records, customer and driver files, drawings, operating manuals and maps used by Seller in its operation of the Terminal and to maintain compliance with any applicable Laws and Orders (but excluding any confidential employee files), and also including any such documents that are stored or maintained in electronic storage format, such as computer disks or tapes, it being understood and agreed that if any of the Books and Records are not delivered to Buyer, Seller, at its expense will provide such copies of the same as are required to comply with such applicable Laws and Orders;

(g) All Material Contracts (and all of Seller’s rights and obligations thereunder) to the extent such contracts are assignable listed in Exhibit E (the “Material Contracts”) to be assigned and assumed under the Assignment and Assumption Agreement to be executed by the Parties at Closing (the form of which is attached as Exhibit N);

(h) The Environmental Permits and all other permits, licenses, registrations, certificates, consents, orders, notices, approvals or similar rights from any Government Authority that are necessary for the operation or ownership of the Terminal, as described on Exhibit F (the “Permits”) and Exhibit R (the “Environmental Permits”) to the extent any of the above are assignable or transferable as indicated on Exhibit F and Exhibit R; and

-9-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(i) TMS-5 cabinets (and the contents thereof), BOL impact printers, TMS-5 servers, phone systems, and uninterrupted power source units.

2.2 Exclusions. The transactions covered by this Agreement consist only of the sale of assets, and not the sale of a business. The Terminal does not include the properties and assets of Seller listed or described below in this Section 2.2 (all such properties and assets are herein referred to as the “Exclusions”):

(a) Intercompany accounts and contracts of Seller or its Affiliates;

(b) Cash or bank accounts of Seller or its Affiliates;

(c) Defenses and claims that Seller or its Affiliates could assert against Third Parties (except to the extent that such defenses and claims relate to liabilities that Buyer is assuming);

(d) Accounts and notes receivable;

(e) Accounts payable;

(f) Trademarks, service marks, logos, insignia, imprints, brand identifications, advertising and trade names of Seller or its Affiliates;

(g) The items listed on Exhibit C (the “Excluded Personal Property”);

(h) The improvements, equipment or goods located at the Terminal that are not owned by Seller, which are listed on Exhibit G;

(i) Any insurance coverage under any insurance policies that relate to the Terminal (the “ExxonMobil Policies”) and any rights under such insurance policies, whether such policies benefit Seller, or any Affiliate of Seller, or any other person or entity, and whether such insurance policies are underwritten by one or more of Seller’s Affiliates, or an unaffiliated third party; any and all such policies that, but for the Closing, would have insured the Terminal are deemed to be terminated, commuted and cancelled as of the moment of Closing; no claims regarding any

-10-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Buyer against or with respect to any of the ExxonMobil Policies regardless of their date of issuance;

(j) Anything else that is stated in this Agreement as remaining the property or responsibility of Seller, its Affiliates or any Third Party;

(k) Any other property that is owned by Seller or its Affiliates and not used in connection with the Terminal;

(l) Seller’s liabilities, if any, under the litigation, as described in Schedule 5.5; and

(m) Any labor, employment, or collective bargaining agreements between Seller and its employees or between an Affiliate of Seller and such Affiliate’s employees, or any employee benefit plans of Seller or its Affiliates.

2.3 Disclaimer. Buyer acknowledges that it has examined the Terminal, independently and personally. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE TERMINAL SHALL BE SOLD BY SELLER AND ACCEPTED BY BUYER “AS IS, WHERE IS,” WITH ALL FAULTS KNOWN AND UNKNOWN, WITH NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED (OTHER THAN AS EXPRESSLY CONTAINED HEREIN), OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY OR OTHERWISE. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT OR RELATED TO BUYER’S INTENDED OR ACTUAL USE OF THE TERMINAL AFTER CLOSING. IN ADDITION, AND NOT BY WAY OF LIMITATION, SELLER MAKES NO REPRESENTATION OR WARRANTY (OTHER THAN AS EXPRESSLY CONTAINED HEREIN), WITH RESPECT TO THE QUALITY, ACCURACY OR COMPLETENESS OF ANY OPERATING MANUALS CONVEYED AS PART OF THE TERMINAL’S BOOKS AND RECORDS. BUYER’S SUBSEQUENT

-11-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

USE OF SUCH MANUALS WILL BE AT BUYER’S OWN RISK AND BUYER RELEASES SELLER FROM ANY LOSS, LIABILITY, OR DAMAGE ARISING FROM, ASSOCIATED WITH, OR RELATED TO BUYER’S USE OF SUCH MANUALS. Within ninety (90) days after Closing, Buyer shall convert the Terminal’s OPA 90 Plan and SPCC Plan to its company name, and shall make any operational changes to such plans as Buyer in its discretion deems necessary or desirable. Seller will not be responsible for cleaning tanks or removing tank bottoms, including water, sludge, and sediment for tanks that are in service or idle as of the Closing Date, or prior to or after the Closing Date. At Closing, Seller shall execute a Bill of Sale in favor of Buyer, in substantially the form set forth in Exhibit I conveying any improvements, fixtures, equipment and personal property included in the Terminal, which Bill of Sale shall contain special warranties of title and the “AS IS, WHERE IS” provision contained in this Section 2.3.

2.4 Inventory.

(a) Seller shall close or cause to be closed the Terminal to all receipts and deliveries of product at 12:00 a.m. on the Closing Date. Beginning at 6:00 a.m. on the Closing Date, the Parties, or their Authorized Representatives, shall identify, calculate or measure all contents located (i) in above-ground storage tanks at the Terminal, and (ii) in the linefill at the Terminal, all of which contents are hereinafter called the “Terminal Inventory.” The calculation of the Terminal Inventory shall be recorded using the following categories of items: (A) all volumes of bottom sediment and water (“BS&W”) as measured by hand gauge lines; (B) as measured by hand gauge lines, all volumes of petroleum products in above-ground storage tanks minus those products calculated as Bottoms in accordance with subsection 2.4(a)(C) (“Products”); (C) as determined by minimum tank operating levels established by the Terminal using certified tank strapping charts, all volumes of products below one of the following two points, whichever is physically higher (“Bottoms”): (i) that point

-12-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

where loading rack or critical transfer pumps lose suction, OR (ii) if so equipped, that point of the tank where the support legs, at low setting, of an internal floating pan are just clear of striking the tank bottom; and (D) all volumes of products in pipelines and other piping at the Terminal (“Linefill”). Seller and Buyer shall agree to the calculation of Linefill prior to Closing. The volumes of petroleum products measured shall be adjusted to 60 degrees Fahrenheit and, as indicated by the separate measurement of BS&W, shall exclude any water.

(b) All gauging, temperature determination, sampling, and testing will be done by an independent petroleum inspection company (the “Inspector”) mutually agreeable to the Buyer and Seller. Both parties shall have the right to participate in the physical inventory determination by observing the gauging, temperature readings, sampling, etc. The Inspector will provide all gauging tapes, electronic thermometers, and sampling equipment used in the determination of the Terminal Inventory. The tapes and thermometers will be calibrated and all parties may review the Inspector’s calibration records. All parties may witness the verification of the portable electronic thermometers prior to their use for inventory determination. All laboratory equipment used for testing of the inventory samples will also be calibrated / standardized in accordance with industry and manufacturers’ procedures.

(c) All gauging, sampling, and testing related to the determination of quality and quantity of the products in each tank shall be done in accordance with the American Petroleum Institute Manual of Petroleum Measurement Standards (API MPMS) (latest revisions) or the American Society for Testing Materials (ASTM) standards (latest revisions). The specific standards to be used shall be determined by the Buyer and Seller in conjunction with the Inspector at the time of selecting the Inspector.

(d) The gauging and temperature determination for a tank shall be done at the agreed time by a team composed of an Inspector and representatives

-13-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

from the Parties. The Parties shall be deemed to have accepted the accuracy of the gauging and temperature measurements of a tank as recorded by the inspector on the worksheets (either the Inspector’s standard tank gauging form or a form mutually developed by the Buyer and Seller) if the Buyer and Seller agree on the individual tank worksheet. All inventory measurements (such as gauges, temperature determination, and sampling) shall be resolved to the best of their abilities by Buyer’s and Seller’s representatives at the time the measurements are taken. Any disputes will be resolved on-site.

(e) The following items will be measured, recorded, and/or obtained for each atmospheric tank:

1. Tank number.

2. Product stored in the tank.

3. Manual gauge of product reported in feet, inches, and fractions of inches or feet and hundredths of a foot to the minimum increment of the tank calibration table.

4. Digital temperature readings will be determined in accordance with API MPMS Chapter 7.3. If the tank contains more than ten (10) feet of product, temperatures will be reported for the middle of the upper, middle, and lower thirds of the tank product. If the tank contains ten (10) feet or less of product, the temperature of the middle of the product will be reported.

5. The Inspector shall sample all tanks containing liquids. Part of the sample shall be analyzed and the remainder (at least one quart) sealed by the Inspector and retained. The sealed sample shall be held for ninety (90) days, or until disposal is mutually agreed in writing, whichever would occur sooner. All retained samples are available to either party after a three (3) day notice has been tendered to the other party of the first party’s intent to break the seal and test the material. Additional samples will be taken by the Inspector upon the request of either party at the sole expense of the requesting party.

-14-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

6. Both Buyer’s and Seller’s representatives shall sign the worksheets for each tank inventoried, which shall indicate agreement with all physical measurements recorded on the worksheet.

(f) Prior to the Closing Date:

1. A tank list will be developed by the Seller and will list:

a) Tank number;

b) Specific product stored in the tank;

c) Tank reference gauge height;

d) Method of tank gauging (ullage or innage), based on how tank calibration table was developed; and

e) Minimum increments in the tank calibration table (1/8 or 1/16 Inch or 1/100 of a foot).

2. Personnel at the Terminal will provide the Buyer, Seller, and Inspector with copies of all tank calibration tables prior to the Closing Date.

3. Seller will provide Buyer and Inspector with the product volume contained in Terminal linefill.

4. Buyer, Seller and Inspector shall review the tank list and develop a schedule to inventory each tank.

5. All tanks that are deemed inactive may be gauged on the day immediately prior to the Closing Date.

(g) The fees of the Inspector’s services, including incidental costs (such as sample cans, sample bombs, seals, etc.), shall be shared equally (50:50 basis) by the Buyer and Seller. Any additional sampling or testing will be charged to the requesting party.

-15-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(h) At Closing, for the Terminal, Seller shall transfer or cause to be transferred custody of the Products to Buyer and shall transfer or cause to be transferred title to and custody of the Terminal’s BS&W, generic additive, ULSD lubricity additive, TxLED additive and red dye additive to Buyer. Seller shall indemnify, discharge and hold Buyer harmless from any claim by any such third party that it has an inventory balance in excess of the amount of Product apportioned to that Third Party, or any claim by any other person that such person has title to any Product at the Terminal as of the Closing.

(i) At Closing, in addition to the Purchase Price, Buyer shall purchase from Seller all volumes of generic additive, ULSD lubricity additive, TxLED additive and red dye additive owned by Seller as of the Closing for a price of $7.16 per U.S. gallon for generic additive, $8.99 per U.S. gallon for ULSD lubricity additive, $19.84 per U.S. gallon for TxLED additive and $11.33 per U.S. gallon for red dye additive. Upon receipt of Buyer’s payment, Seller shall transfer or cause to be transferred custody thereof and title thereto to Buyer.

(j) At Closing, title to any Party’s proprietary additives, if any, shall remain with such party, although custody thereof will transfer to Buyer at Closing.

2.5 Continued Operation of Terminal. Until Closing, Seller will continue to operate and maintain the Terminal in accordance with Seller’s historic practices and within Seller’s normal course of business.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The total monetary consideration to be paid by Buyer to Seller for the Terminal shall be four million eight hundred thousand U.S. Dollars ($4,800,000) (the “Purchase Price”), plus all taxes and fees applicable to bulk sales of petroleum products. Upon Buyer’s execution of this Agreement, Buyer will deliver two hundred and forty thousand U.S. Dollars ($240,000) to the Title Company, to be held by the Title Company in an interest-bearing account (“Earnest Money”) for payment to Seller at Closing or otherwise for application as provided in this Agreement. Buyer shall pay the Purchase Price to Seller in accordance with Section 3.2.

-16-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

3.2 Payment of Purchase Price. Subject to adjustment, if any, under Section 13.2, at Closing, Buyer shall pay to Seller the Purchase Price, less: (i) the Earnest Money and any accrued interest thereon and (ii) a credit of 50% of the filing fees under the HSR Act in accordance with Section 15.22, in U.S. Dollars in immediately available federal funds via bank wire transfer to a bank account designated by Seller, which designation shall be given to Buyer in writing at least three (3) business days prior to the Closing Date.

3.3 Allocation of Purchase Price. The Purchase Price shall be allocated for tax accounting purposes in accordance with Schedule 3.3 attached hereto. Buyer and Seller agree that they will not take (and will not permit any Affiliate to take), for income tax purposes, any position inconsistent with the allocation on Schedule 3.3.

ARTICLE IV

THE CLOSING

4.1 Time and Place; Escrow Agent. Subject to any extension of the Closing Date as may be required in order to accommodate the provisions of Section 11.3 and to satisfaction or waiver of the conditions set forth in Article VIII, the closing of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Seller on or before ninety (90) days after execution of this Agreement (the “Closing Date”), or at such other time or place or in such other manner, including by mail, as Seller and Buyer may mutually agree in writing. Except as may be permitted by Section 11.3, Section 14.2 and Article VIII of this Agreement, if Buyer fails to close on or before the Closing Date for any reason not permitted by this Agreement, Seller shall be entitled, in its discretion to retain all Earnest Money and interest thereon, and neither Party will have any further right or obligation under this Agreement. The Parties reserve the right to close through an escrow agent, mutually acceptable to both Parties. The costs of the escrow agent, if any, will be shared equally by both Parties.

-17-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

4.2 Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer the following:

(a) Special Warranty Deed, or other document of title as may be required under applicable law, for the Real Property, in the form attached as Exhibit H, executed and acknowledged by Seller;

(b) Bill of Sale, in the form attached as Exhibit I (the “Bill of Sale”), executed by Seller;

(c) Possession of the Terminal;

(d) The Books and Records;

(e) Counterparts executed by Seller of those agreements required by the provisions of Section 4.4;

(f) Certified copies of appropriate corporate action by Seller authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents listed in this Section 4.2 and Section 4.4 to enter into this Agreement and such other documents on behalf of Seller;

(g) A copy of the executed Indemnity Letter to the Title Company, in the form attached as Exhibit J, if Seller elects under Section 5.4 to deliver such letter to the Title Company;

(h) Such affidavits and certificates as the Title Company may reasonably require, including certificates necessary to delete standard title insurance exceptions and to protect Buyer against claims that may give rise to any mechanic’s, materialman’s or other liens against the Real Property related to Seller;

(i) A certificate or affidavit that the representations and warranties made by Seller in this Agreement are true and correct in all material respects (except in the case of any representations and warranties qualified by materiality or otherwise, which shall be true and correct in all respects) as of the Closing Date;

-18-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(j) A Non-Foreign (FIRPTA) Certification, in the form attached as Exhibit K, executed by Seller;

(k) A fully executed Release Agreement in the form of Exhibit S;

(l) All consents or waivers of any third parties required for the consummation of the transactions as provided in Section 8.2(d); and

(m) Such other documents, certificates and instruments customarily delivered upon consummation of transactions similar to those contemplated by this Agreement as may reasonably be requested by Buyer.

4.3 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller, or effect the delivery to Seller of, the following:

(a) The Purchase Price, in accordance with Sections 3.1 and 3.2;

(b) Counterparts executed by Buyer of all those agreements required by the provisions of Section 4.4;

(c) Certified copies of appropriate corporate action by Buyer authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents listed in this Section 4.3 and Section 4.4 to enter into this Agreement and such other documents on behalf of Buyer;

(d) If required by Seller, a Guaranty from Sunoco Logistics Partners L.P., in the form attached as Exhibit L;

(e) A certificate or affidavit that the representations and warranties made by Buyer in this Agreement are true and correct in all material respects (except in the case of any representations and warranties qualified by materiality or otherwise, which shall be true and correct in all respects) as of the Closing Date;

(f) A fully executed Release Agreement in the form of Exhibit S; and

-19-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(g) Such other documents, certificates and instruments customarily delivered upon consummation of transactions similar to those contemplated by this Agreement as may reasonably be requested by Seller.

4.4 Ancillary Agreements. The following agreements shall be entered into between Seller and Buyer on the Closing Date:

1. Assignment and Assumption Agreement in the form of Exhibit N;

2. Joint Letter Transferring Responsibility for Remediation Activities in the form of Exhibit Q; and

3. Terminaling Services Agreement in the form of Exhibit M;

4.5 Effectiveness of Ancillary Agreements. No agreement described in Section 4.4 shall be effective prior to Closing.

4.6 Seller’s Remedies. Except as provided in Section 4.1, if Buyer defaults in the performance of its obligations under this Agreement, and Seller elects to terminate this Agreement, the Earnest Money and interest thereon shall be retained by Seller as damages for Buyer’s default and as Seller’s sole remedy at law or in equity for such default. Seller and Buyer acknowledge that they have made good faith reasonable efforts to determine what Seller’s damages would be in the event of Buyer’s default, and they agree that such damages would be extremely difficult and impractical to determine. Therefore, the Earnest Money and any accrued interest thereon shall serve as liquidated damages and shall be Seller’s sole right to damages for Buyer’s failure to complete the purchase or otherwise perform if Buyer is in default.

4.7 Closing Contingency. Notwithstanding anything to the contrary in this Agreement, the Parties’ respective obligations to close the transactions contemplated by this Agreement are contingent upon the simultaneous closing by the Parties of the Terminal identified herein, along with the simultaneous closing of the sale and purchase of ExxonMobil Oil Corporation’s Center, Hearne (East), Waco and Waskom, TX

-20-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

terminals under a separate agreement, the closing of the sale and purchase of Mobil Pipe Line Company’s Hearne (West), TX terminal under a separate agreement, and the closing of the sale and purchase of Mobil Pipeline Company’s Magtex Pipeline System, also under a separate agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is duly authorized to do business in, and is in good standing in the State of Louisiana, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and each agreement and instrument to be executed and delivered by Seller pursuant hereto.

5.2 Due Authorization. The execution, delivery and performance by Seller of this Agreement and each agreement and instrument to be executed and delivered by Seller pursuant hereto, and the taking by Seller of the actions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement is, and each agreement and instrument to be executed and delivered by Seller pursuant hereto will be, when so executed and delivered, a valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

5.3 No Violation. The execution, delivery and performance by Seller of this Agreement and each instrument and agreement to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of Seller’s Articles of Incorporation or Bylaws, (b) conflict with or violate any Laws (c) conflict with or result in a breach or default of any agreement (other than a Material Contract), or other

-21-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

instrument to which Seller is a party or by which it is bound, the adverse consequences of which, either individually or in the aggregate, would impair Seller’s ability to consummate the transactions contemplated by this Agreement or materially impair Buyer’s ownership, use or operation of the Terminal from and after Closing, (d) violate or breach any Order applicable to Seller, (e) result in a breach, default, termination or acceleration of performance of any Material Contract, or (f) result in the imposition of an encumbrance on the Terminal.

5.4 Title to Property. Except as specified in Schedule 5.4, Seller has, and on the Closing Date will have, good, marketable and indefeasible title to the Terminal. Seller has not leased, except as identified on Exhibit T, or otherwise granted to any person the right to use or occupy the Terminal or any portion thereof; and there are no outstanding options, rights of first refusal to purchase the Terminal or any portion thereof or interest therein or any other preferential purchase rights held by any person or entity to purchase or acquire any interest in the Terminal. At Closing, Seller will convey the Terminal to Buyer free and clear of all mortgages, liens (including federal, state and local tax liens), claims, judgments, assessments, charges, pledges, security interests and other encumbrances, subject only to the following items (collectively, the “Permitted Title Exceptions”):

(a) Those matters specified in Schedule 5.4;

(b) Any tax, materialmen’s and/or mechanic’s lien against which Seller elects to indemnify the Title Company by delivering to the Title Company an Indemnity Letter in the form of Exhibit J at Closing as a result of which such liens do not appear as exceptions in the Title Commitment;

(c) Such other matters as do not interfere in any material respect with the ownership, use, occupancy or operations of Buyer upon the Real Property as used in the normal course of business on the Closing Date; and

(d) Any other matters approved in writing by Buyer.

-22-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

5.5 Litigation. Except as set forth in Schedule 5.5, there is no suit, action, claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to Seller’s Knowledge, threatened against or related to the Terminal, and (ii) to Seller’s Knowledge, there are no facts or events which can give rise to a claim against Seller related to the Terminal. Except as set forth in Schedule 5.5, there is no Order in effect relating specifically to the Terminal.

5.6 Condemnation and Zoning. There is no condemnation or eminent domain proceeding pending or, to Seller’s Knowledge, threatened against the Terminal by publication or other writing, nor is there any proceeding pending or, to Seller’s Knowledge, threatened, which could materially adversely affect the zoning classification of the Terminal in effect as of the date hereof.

5.7 Permits. Exhibit F and Exhibit R list all material Permits and Environmental Permits in effect (and all pending applications therefor) with respect to the Terminal on the date of this Agreement. Except as disclosed on Exhibit F and Exhibit R, neither Seller nor its Affiliates has received any notice of any violation, claim or default relating to the Permits or Environmental Permits. All material Permits and Environmental Permits are final, valid and in full force and effect and the permit holder is in compliance in all material respects therewith.

5.8 Condition of Terminal. Seller has continued to maintain and operate the Terminal in the ordinary course of its business, and will continue to do so until Closing.

5.9 Material Contracts. Seller has delivered to Buyer true and correct copies of all Material Contracts. The Material Contracts have not been modified except as provided in amendments delivered to Buyer and described on Exhibit E. Neither Seller nor, to Seller’s Knowledge, any other party to the Material Contracts, is in breach or default thereunder. Except as disclosed in Schedule 5.9, under the terms of the Material Contracts, the Material Contracts may be assigned to and assumed by Buyer without penalty or expense.

-23-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

5.10 Compliance with Laws. Except (a) to the extent, if any, disclosed on Schedule 5.10 or in the Environmental Documents, (b) as to any matter with respect to which Seller has agreed to be responsible for or indemnify Buyer in Article VII, and (c) as to any matter relating to, arising out of, or resulting in Remediation Activities at the Terminal, to Seller’s ownership, use and operation of the Terminal as of the Closing Date will be in compliance in all material respects with all applicable Laws (including but not limited to, all applicable Environmental Laws) in effect and requiring compliance as of the Closing Date and Seller has not received notice from any Government Authority asserting any act of non-compliance.

5.11 Consents. Except as set forth on Schedule 5.11, no consent or approval from or filing with any third party is required in connection with the execution and performance by Seller of this Agreement, and there are no options or other preferential purchase rights held by any person or entity not a party to this Agreement to purchase or acquire any interest in the Terminal.

5.12 Taxes. For all taxes that are due and payable on or before the Closing Date, Seller has paid, or prior to the Closing Date will pay, all taxes assessed against, arising from or related to the Terminal for all taxable years or taxable periods prior to the Closing Date (including portions of taxable years or periods with respect to which Taxes are due and payable on or before the Closing Date). Seller may incur and will be responsible for taxes that are assessed at the time of the audit for any taxable years prior to the Closing Date.

5.13 Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Code and the regulations promulgated thereunder. Seller’s U.S. tax identification number is 13-540-9005.

-24-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

5.14 Sufficiency of Terminal. The appurtenances, rights, privileges, easements and licenses benefiting or pertaining to the Real Property and included with the Terminal have been sufficient for the operation of the Terminal by Seller for Seller’s normal course of business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1 Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, is or will be by the Closing Date duly authorized to do business in and is in good standing in the State of Louisiana and has all requisite power and authority to execute, deliver and perform this Agreement and each agreement and instrument to be executed and delivered by Buyer pursuant hereto.

6.2 Due Authorization. The execution, delivery and performance by Buyer of this Agreement and each agreement and instrument to be executed and delivered by Buyer pursuant hereto, and the taking by Buyer of the actions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer. This Agreement is, and each agreement and instrument to be executed and delivered by Buyer pursuant hereto will be, when so executed and delivered, a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and general principles of equity.

6.3 No Violation. The execution, delivery and performance by Buyer of this Agreement and each instrument and agreement to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of Buyer’s limited partnership agreement, (b) conflict with or violate any Laws, (c) conflict with or result in a breach or default of any agreement or other instrument to which Buyer is a party or by which it is bound, or (d) violate or breach any Order applicable to Buyer.

-25-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

ARTICLE VII

ENVIRONMENTAL

7.1 Feasibility Study Period. Prior to the date of this Agreement Seller has made available to Buyer and its Authorized Representatives the Environmental Documents, Orders, and Environmental Permits. Seller has provided Buyer with timely, reasonable access to Seller’s Authorized Representatives with knowledge of any relevant facts relating to the Environmental Documents, the Environmental Conditions, or the Remediation Activities. Seller has provided Buyer and its Authorized Representatives access to the Real Property prior to the signing of this document to inspect and to survey the Real Property and conduct Buyer’s due diligence investigations of the Terminal (“Feasibility Study Period”). Seller has provided Buyer and its Authorized Representatives reasonable access during normal business hours to the Terminal to conduct such activities during the Feasibility Study Period, subject to Seller’s policies and regulations regarding safety and security.

7.2 Environmental Documents. In order to establish the environmental status of the Terminal, Seller, Buyer and its Authorized Representatives have reviewed or acknowledged the existence of the Environmental Documents, which include the results of all tests conducted by Buyer and its Authorized Representatives under Section 7.1, if any. Seller and Buyer have agreed that Schedule 7.2 includes or references all material information, known to exist by either Party, related to, affecting or concerning the Environmental Condition or status of the Terminal as of the Closing Date and that such information shall constitute the “Baseline Condition” of the Terminal. Seller shall not be responsible for any Environmental Condition, whether or not identified as part of the Baseline Condition.

7.3 Seller’s Retained Environmental Liabilities. Seller shall retain and be solely responsible for the following matters (collectively, “Retained Environmental Liabilities”): Environmental Liabilities in connection with Off-Site Disposal Activities performed by Seller prior to the Closing Date.

-26-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

7.4 Buyer’s Assumed Environmental Liabilities. Except for Seller’s Retained Environmental Liabilities, Buyer shall assume and be solely responsible for all Environmental Liabilities of Seller relating to or arising out of Seller’s ownership or operation of the Terminal, whether existing or asserted before, on, or after the Closing Date, whether known or unknown, whether based on past, present, or future conditions or events, including but not limited to undertaking such Remediation Activities of the Environmental Conditions as may be required by applicable laws, regulations, or government orders (“Assumed Environmental Liabilities”).

7.5 Seller’s Environmental Indemnity. For purposes of this Section 7.5, where Buyer is the indemnified party, the term “Buyer” shall include Buyer and its Affiliates and the directors, officers, employees, agents and representatives, and all successors and assigns of the foregoing. From and after the Closing Date, Seller shall indemnify, hold harmless and defend Buyer from and against any Damages and Proceedings asserted against or incurred by Buyer relating to or arising out of the Retained Environmental Liabilities; provided, however, that:

(a) Seller’s obligations under this Section 7.5 with respect to Retained Environmental Liabilities shall survive beyond the Closing Date;

(b) Seller shall have no indemnification or defense obligation for any Damages and Proceedings asserted against or incurred by Buyer relating to or arising out of such Retained Environmental Liabilities for which Seller has not received Reasonable Written Notification from Buyer;

(c) Seller shall have no liability, indemnity or defense obligation for any Damages or Proceedings asserted against or incurred by Buyer subsequent to any change in the Terminal to a residential use, or other change in the use of the Terminal that results in a materially adverse change in Seller’s risk exposure hereunder;

-27-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(d) Buyer shall make available all relevant existing information that, based on information and belief formed after reasonable inquiry, are known by Buyer to be in the possession or control of Buyer and provide timely, reasonable access to all personnel of Buyer with knowledge of relevant facts, and shall cooperate in all reasonable respects with Seller in connection with Seller’s defense of any Third Party Environmental Claim or Governmental Environmental Enforcement Action under this Section 7.5. Seller shall have no indemnification or defense obligation for any Damages and Proceedings asserted against or incurred by Buyer relating to or arising out of such Third Party Environmental Claim or Governmental Environmental Enforcement Action if Buyer unreasonably denies Seller such access; and

(e) To the extent any Third Party Environmental Claim or Governmental Environmental Enforcement Action relates to events or conditions occurring both prior to and after the Closing, then Seller’s indemnification and defense obligations for such Third Party Environmental Claim or Governmental Environmental Enforcement Action shall not exceed that portion of Damages and Proceedings attributable to events or conditions occurring prior to the Closing and will not include any attorney’s fees or professional fees incurred by Buyer in connection with that part of the Third Party Environmental Claim or Governmental Environmental Enforcement Action attributable to events or circumstances occurring after the Closing.

7.6 Buyer’s Environmental Indemnities. For purposes of this Section 7.6, where Seller is the indemnified party, the term “Seller” shall include Seller and its Affiliates and the directors, officers, employees, agents and representatives, and all successors and assigns of the foregoing. From and after the Closing Date, Buyer shall indemnify, hold harmless and defend Seller from and against any Damages and Proceedings asserted against or incurred by Seller relating to or arising out of the Assumed Environmental Liabilities, including:

(a) Any Release of any Regulated Substance related to operation of the Terminal occurring on or after the Closing Date;

-28-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(b) Remediation of any Environmental Condition at the Terminal or any areas Off-Site occurring before, on, or after the Closing Date;

(c) Any Off-Site Disposal Activities or Off-Site Remediation Activities resulting from the ownership or operation of the Terminal at or after the Closing;

(d) Any Third Party Environmental Claim or Governmental Environmental Enforcement Action related to or arising out of the ownership or operation of the Terminal occurring before, on, or after the Closing Date;

(e) Failure to comply with any Permit or Order, including transferred or assigned Environmental Permits or Orders identified on Exhibit F and Exhibit R by Buyer or its Authorized Representatives; and

(f) Buyer’s indemnity obligations under this Section 7.6 will be set forth in the deed conveying the Real Property, will be a covenant running with the land, and will bind the successors, heirs and assigns of Buyer.

Buyer shall have no indemnification or defense obligation for any Damages and Proceedings asserted against or incurred by Seller relating to or arising out of such Assumed Environmental Liabilities for which Buyer has not received Reasonable Written Notification from Seller.

7.7 Buyer’s Release of Seller for Environmental Liabilities. Except for Seller’s Retained Environmental Liabilities, Buyer, in consideration of the negotiated amount of the Purchase Price, hereby unconditionally, completely and forever releases and discharges Seller, its Affiliates, and employees, officers, directors, agents and representatives and all successors and assigns of the foregoing, from all Environmental Liabilities. On the Closing Date, Buyer shall unconditionally, completely, and forever discharge Seller, its Affiliates, employees, officers, directors, agents and representatives, and all successors of the foregoing and the permitted assigns of Seller,

-29-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

from any obligation by Seller to perform or ensure the performance of any Remediation Activities under this Agreement (but excluding any Remediation Activities related to Seller’s Retained Environmental Liabilities). On the Closing Date, Buyer shall execute and deliver to Seller the Release Agreement in the form of Exhibit S. Buyer’s obligations to conduct, and to assume responsibility for, Remediation Activities will be set forth in the Special Warranty Deed conveying the Real Property, will be a covenant running with the land, and will bind the successors, heirs and assigns of Buyer.

7.8 Seller’s Access to the Terminal.

(a) Upon request by Seller in connection with any written request or demand from any Governmental Authority or in response to any Third Party Environmental Claim, Buyer shall, at no cost to Seller but upon reasonable notice and during normal business hours, permit Seller, its Affiliates, and its Authorized Representatives reasonable access to the Terminal for the purpose, and to the extent, reasonably required to permit Seller to respond to such Governmental Authority request or demand or Third Party Environmental Claim. Seller will make reasonable efforts to minimize impacts on Buyer’s operations. Such access shall be subject to such conditions or procedures relating to health and safety as Buyer may reasonably impose, the Buyer’s obligations under this Section 7.8(a) will be set forth in the Special Warranty Deed conveying the Real Property and will be a covenant running with the land and will bind the successors and assigns of Buyer. Seller shall be solely responsible for, and shall indemnify and hold Buyer harmless from and against any loss, damage or injury and any and all costs resulting from Seller’s access to the Assets pursuant to this Section 7.8(a), except to the extent any such loss, damage or injury or other cost results from Buyer’s gross negligence or willful actions and not including any special, consequential, incidental or punitive damages or loss or profits or revenues as further provided in Section 15.24.

-30-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(b) Upon written request by Seller, in connection with any request to Seller from any Governmental Authority or in response to any Third Party Claim, Buyer shall provide Seller, at Seller’s cost, copies of all reports, correspondence, notices and communications in Buyer’s possession or control sent or received from Governmental Authorities regarding the Environmental Condition of the Terminal or any remediation and/or investigation at the Terminal related to the Baseline Condition or other copies of all reports, correspondence, notices and communications in Buyer’s possession or control sent to or received from any Third Party concerning conditions that would obligate (financially or otherwise) Seller.

7.9 Other Environmental Issues and Related Use Restrictions.

(a) Buyer acknowledges that the Terminal has been used for the storage, disposal, sale, and transfer of petroleum products or derivatives and Seller hereby advises Buyer that (i) releases of such products into the soil have occurred from time to time in the past; and (ii) the Terminal has contaminated subsurface conditions. Any warranty, covenant or provision in the Deed from Seller to Buyer with respect to the Terminal does not, nor will it be deemed to, extend or apply to any release or presence of petroleum products, derivatives, or any other type of contaminant on, in, under, or about the Terminal including, but not limited to, the surface area, size, and location of such substances and/or the description of the types of contaminants contained therein. As part of the consideration for the sale of the Terminal, Buyer for itself, its successors and permitted assigns, covenants and agrees that neither the Real Property, nor any part thereof shall at any time be used for any of the following specifically listed facilities or uses, or any similar facility or use: (1) any residential use, (2) any purpose that would constitute a “Permitted Use” under any of the “residence” or “residential” zones, districts, or classifications set forth in any applicable municipal, county or state zoning laws in effect on the date of the Special Warranty Deed, (3) any school or other educational facility, (4) any group

-31-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

day-care center, child care center, nursery, nursing home, rehabilitation or convalescent facility or other facility which is intended to house or provide care for children, the elderly or the infirm, (5) any playground or recreational park, (6) any health care clinic, hospital or other medical facility, (7) any place of worship, (8) any agricultural use, or (9) any handling of fresh food. In addition, Buyer agrees that it will not at any time construct or install any basements or any water wells for any purpose (collectively the “Use Restrictions”); provided, however, that none of the Use Restrictions contained herein shall in any way limit or restrict Buyer’s right to maintain, repair and replace all water wells in use at the property immediately prior to the date of Closing. Any water wells found on the property by Buyer will be plugged in accordance with state or local regulations; provided, however, that all water wells in use at the property immediately prior to Closing will explicitly not be required to be plugged. Buyer also agrees to implement and maintain any institutional controls on the property that either are or may be required by federal, state or local agencies. Buyer agrees that these covenants and agreements shall survive the Closing; that these covenants and agreements are to run with the Real Property; that these Use Restrictions and the agreement to evaluate and utilize, if required, engineering and institutional controls as set forth in Exhibit H will be inserted in the Special Warranty Deed to be delivered at the Closing and that similar restrictive covenants shall be inserted in any deed, lease or other instrument conveying or demising the Real Property or any part thereof. Furthermore, Buyer for itself, its successors and permitted assigns agrees to execute any documents required by any Governmental Authority having jurisdiction over the Terminal that are consistent with the above Use Restrictions.

-32-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(b) The terms and provisions of this Agreement, and all test information, reports and other materials concerning the environmental or other condition of the Terminal shall be maintained by Buyer and its Authorized Representatives as confidential, other than any such information (i) that is in the public domain through a source other than Buyer, or (ii) that is compelled in any judicial, administrative, regulatory or arbitration proceeding or otherwise required by law or by a governmental authority. Buyer may, however, share environmental information under a comparable confidentiality agreement with any affiliated companies, potential subsequent purchasers of the Terminal or a potential joint venture owner of the Terminal.

(c) If Closing does not occur within the time required by this Agreement, or upon earlier termination of this Agreement, then upon Seller’s request, Buyer shall promptly deliver to Seller all originals and copies (whether written or electronic) that are in Buyer’s or its Authorized Representatives’ possession of the information, reports, or materials including specifically those concerning the environmental or other condition of the Terminal together with all information, reports, or material furnished to Buyer by Seller, and Buyer shall promptly cause any Third Party to deliver to Seller such materials that are in their possession.

(d) The Environmental Documents, including those generated by Buyer, may be used by Seller to prepare and file reports, where applicable, with the appropriate Governmental Authorities.

(e) Seller’s responsibilities in this Article VII shall inure to the benefit of Buyer solely and do not transfer to Buyer’s heirs and assigns. In the event Seller agrees to the transfer and assignment of Seller’s responsibilities in this Article VII, which agreement shall only be effective if provided in writing by Seller, Buyer’s obligations under this Article VII shall be incorporated into any lease or subsequent sales agreement for the Terminal and any tenant or subsequent buyer shall be required to fulfill all obligations of Buyer set forth in this Article VII. In no event shall Buyer’s obligations under this Article VII terminate upon the lease or sale of the Terminal. Any attempt to assign Seller’s responsibilities in this Article VII without the express prior written approval of Seller as set forth above shall be void and of no effect.

-33-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(f) Buyer and Seller shall cooperate with each other in all reasonable respects as to the transfer or assignment of the Environmental Permits or Orders that can be transferred or assigned under applicable Environmental Laws and the making of any filings or notifications or obtaining any authorizations required under applicable Environmental Laws in connection with the transfer of the Terminal to Buyer. Seller shall take the lead on all initial notifications to applicable Governmental Authorities requesting such transfer or assignment of any Environmental Permits or Orders. Buyer, however, shall be solely responsible for all subsequent communications and filings needed to follow through and complete the timely transfer or assignment of such Environmental Permits or Orders. If the assignment of any Environmental Permit is denied by the applicable Governmental Authority, Exhibit R of this Agreement will be deemed automatically amended, and Buyer shall apply for the issuance of a new Environmental Permit as soon as reasonably possible. With respect to any Environmental Permits or Orders issued under applicable Environmental Laws prior to the Closing Date and Buyer’s obligations for Remediation Activities, Seller and Buyer, within ten (10) calendar days after the Closing Date shall submit a joint letter to each applicable Governmental Authority acknowledging that Buyer is assuming the obligations of Seller under such Order and/or Remediation Activities, such letter to be in the form of Exhibit Q. Along with the joint letter and with respect to obligations for Remediation Activities set forth in such joint letter that Buyer is assuming, Buyer shall also execute and deliver to Seller the Release Agreement for remediation liability for all Environmental Conditions in the form of Exhibit S.

-34-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(g) As between Buyer and Seller, Buyer and Seller shall share equally in all filing costs and administrative expenses associated with such transfer or assignment of any Environmental Permits or Orders pursuant to this Agreement. Buyer, however, shall be solely responsible for all costs and expenses relating to or arising out of any change in terms or conditions of such Environmental Permits or Orders resulting from any transfer, assignment or reissuance of such Environmental Permits or Orders to Buyer, except for any such costs and expenses related to or arising out of Seller’s non-compliance with such Environmental Permits or Orders (which costs and expenses shall be borne solely by Seller). With respect to those Environmental Permits or Orders that cannot be transferred or assigned under applicable Environmental Laws, Buyer will use reasonable efforts at Buyer’s cost and expense to obtain new permits or orders.

(h) After the Closing Date, Buyer shall be solely responsible for the filing of any post-Closing reports or notices required by any Governmental Authority regardless of whether the reporting period began or occurred prior to the Closing Date (as long as the required submission deadline for such reports or notices is not prior to the Closing Date). Such reports may include, but are not limited to, Annual Air Emissions Report, Air Permit Reports (excluding Title V semi-annual and annual certifications, which are addressed below), SARA 313 Form R Reports, annual hazardous waste reports, gasoline maximum achievable control technology (GMACT) certifications and ground water monitoring reports required under state above ground storage tank regulations. At least 10 days prior to the Closing Date, Seller will provide Buyer with a listing of all such material reports and notices required to be filed with any Governmental Authority that are due within sixty (60) days after the Closing Date. Within thirty (30) days after the Closing Date, Seller shall provide to Buyer records relating to operation of the Terminal through the Closing Date needed to complete all such material reports. As to any information

-35-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

that must be provided to any Governmental Authority as part of a routine report submitted in relation to a Title V semi-annual or annual certification, if the Closing Date occurs during the required reporting period, each Party agrees to be responsible and liable for the collection, compilation and submission of such certification with respect to that portion of the reporting period falling under such Party’s ownership. Each Party shall cooperate fully with the other and shall provide the other Party with reasonable access to its employees and files to the extent necessary or appropriate to assist the other Party in preparing its report. In the event that the Closing Date occurs on or after the end of the required reporting period but before such report is due, Seller will be responsible and liable for the collection, compilation and submission of such report as it concerns Seller’s operation of the Terminal. In that instance, Buyer shall cooperate fully with Seller and shall provide Seller with reasonable access to Buyer’s employees and files to the extent necessary or appropriate to assist Seller in preparing the report. Buyer shall be solely responsible and liable for all subsequently submitted reports.

7.10 Arbitration Procedures. Except as otherwise provided herein, any dispute between the Parties under this Article VII shall be resolved by arbitration in Fairfax, Virginia in accordance with the rules of the American Arbitration Association and subject to the provisions of this Section 7.10.

(a) If good faith efforts to resolve any such dispute fail, either Party may commence arbitration after thirty (30) days written notice of that Party’s intent to commence arbitration. Seller shall appoint one arbitrator and Buyer shall appoint one arbitrator. The two arbitrators so appointed shall select a third arbitrator. All arbitrators for non-engineering disputes must be licensed attorneys. If either Seller or Buyer fails to appoint an arbitrator within twenty (20) days after a request for such an appointment is made by the other Party in writing, or if the arbitrators so appointed fail within twenty (20) days after the appointment of the second of them to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a panel of three arbitrators shall be appointed by the American Arbitration Association upon application thereto by either Party.

-36-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(b) The panel so constituted shall fix a reasonable time and place for a hearing of the dispute. Each of the Parties shall submit to the panel of arbitrators at the hearing such Party’s proposed resolution of the dispute, together with such supporting evidence as such Party may desire to present to the panel of arbitrators. The panel of arbitrators shall consider only the proposed resolutions and evidence as presented by the Parties.

(c) Within thirty (30) days of such hearing, the panel of arbitrators shall select the proposed resolution presented by a Party that most closely achieves the intention of the Parties as expressed in this Article VII. The Panel must choose either the resolution of the dispute proposed by Buyer or the resolution of the dispute proposed by Seller. The panel of arbitrators is not empowered to select a compromise of any kind between either proposal. If more than one dispute is between the arbitrators at any one time, the arbitrators shall resolve each such dispute independently of the other dispute.

(d) The action of a majority of the members of the panel of arbitrators shall govern and their decision in writing shall be final and binding on the Parties.

(e) All arbitrators appointed under this procedure shall be disinterested individuals who are not and never have been officers, directors, employees, consultants, or attorneys of Seller or of Buyer or of any of Seller’s or Buyer’s Affiliates. Such individuals must be experienced in the environmental aspects of the petroleum and chemical industries and competent to pass judgment on the issues in dispute. The losing Party shall bear all reasonable and customary fees and expenses (Seller’s and Buyer’s) of the entire arbitration process.

-37-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

7.11 Environmental Notices. Except as otherwise stated in this Article VII, all notices or correspondence required or permitted to be given under this Article VII shall be in writing. Notices may be given in person, or may be sent by nationally-recognized overnight courier, registered or certified mail (postage prepaid and return receipt requested) or facsimile with written confirmation to the Party to be notified at the following address:

If to Seller:	Exxon Mobil Corporation Global Remediation Attn: Global Major Projects Manager
3225 Gallows Road Fairfax, VA 22037 703/846-6051 Telephone
703/846-5298 Facsimile

If to Buyer:	Sunoco Partners Marketing & Terminals L.P. Attn: Vice President & General Counsel 1735 Market Street, Suite LL – 29th Floor
Philadelphia, PA 19103 215-977-3135 Telephone 215-246-8287 Facsimile

Either Party may change its address or facsimile number by providing written notice to the other at least ten (10) days prior to the effective date of such change. Notices given in accordance with this Article VII shall concern only those matters governed by this Article VII. Notices given in accordance with this Section 7.11 shall be deemed to have been given: (a) at the time of delivery when delivered personally; (b) upon receipt when sent by nationally-recognized overnight courier, registered or certified mail (postage prepaid and return receipt requested); or (c) upon completion of successful transmission when sent by facsimile (unless transmission is completed outside recipient’s normal working hours, in which case such notice shall be deemed given at the start of recipient’s next business day). Any notice required or permitted to be given under any other Article of this Agreement shall be separated from Article VII notices, and shall be given in accordance with Section 15.4 of this Agreement.

-38-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1 Obligation of Buyer to Close. The obligation of Buyer to consummate the purchase of the Terminal on the Closing Date is subject to (i) the satisfaction of the following conditions on or prior to the Closing Date and/or (ii) Buyer’s written waiver of any such conditions as remain unsatisfied as of the Closing Date:

(a) Accuracy of Representations. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects (except in the case of any representation or warranties qualified by materiality, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date;

(b) No Default. Seller shall have complied in all material respects with each covenant and agreement to be performed by Seller under this Agreement by or on the Closing Date;

(c) Disclosure. Buyer shall have received from Seller all Environmental Documents received or generated by Seller or its Affiliates after the date of this Agreement and prior to the Closing Date;

(d) Agreements. Seller shall have executed, or is prepared to execute or cause the execution of simultaneously with Closing, all documents and agreements provided for in this Agreement, including the documents and agreements listed in Sections 4.2 and 4.4, duly notarized and in recordable form where applicable;

(e) Required Consents. The Parties shall have obtained the consent (if required) of any applicable Government Authority or Third Party to the assignment to and the assumption by Buyer of any assignable Permit and Environmental Permit, and the assignment or the novation of all Material Contracts, under which as of the Closing Date Buyer assumes Seller’s rights and obligations and Seller is released from any and all such obligations.

-39-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(f) Transfer of Documents. Seller has delivered, or is prepared to simultaneously deliver to Buyer at Closing, all Books and Records, as stated in Section 2.1(f) of this Agreement;

(g) Defects in Title. Any Title Objections shall be resolved in accordance with the provisions of Section 11.3, and Buyer shall not have terminated this Agreement under Section 11.3;

(h) Title Commitment. Buyer shall have obtained title insurance policies (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring the Buyer’s fee simple title to the Real Property as of the Closing Date (including all recordable appurtenant easements insured as separate legal parcels) with gap coverage from Seller through the date of recording, subject only to Permitted Title Exceptions (the “Title Policies”). Each of the Title Policies shall have the creditor’s rights exception deleted, and shall include an extended coverage endorsement (insuring over the general or standard exceptions), comprehensive endorsement, access endorsement, contiguity endorsement, and all other endorsements reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer;

(i) No Termination. Buyer shall not have terminated this Agreement under Section 14.2;

(j) Hart Scott Rodino. Seller and Buyer shall have filed (in accordance with Section 15.22), and received all necessary approvals or clearances, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

(k) Simultaneous Closings. The transactions contemplated by Section 4.7, shall be consummated simultaneously with the Closing; and

(l) Seller’s Deliveries. Buyer shall have received all of Seller’s Deliveries under Section 4.2.

-40-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

8.2 Obligation of Seller to Close. The obligation of Seller to consummate the sale of the Terminal on the Closing Date shall be subject to (i) the satisfaction of the following conditions on or prior to the Closing Date and/or (ii) Seller’s written waiver of any such conditions as remain unsatisfied as of the Closing Date:

(a) Accuracy of Representations. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects (except in the case of any representation or warranties qualified by materiality, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date;

(b) No Default. Buyer shall have complied in all material respects with each covenant and agreement to be performed by Buyer under this Agreement by or on the Closing Date;

(c) Agreements. Buyer shall have executed, or is prepared to execute simultaneously with Closing, all documents and agreements provided for in this Agreement to be signed by Buyer, including the documents and agreements listed in Sections 4.3 and 4.4;

(d) Required Consents. The Parties shall have obtained the consent (if required) of any applicable Government Authority or Third Party to the assignment to and the assumption by Buyer of any assignable Permit and Environmental Permit, and the assignment or the novation of all Material Contracts, under which as of the Closing Date, Buyer assumes Seller’s rights and obligations and Seller is released from any and all such obligations;

(e) Hart Scott Rodino. Buyer and Seller shall have filed (in accordance with Section 15.22), and received all necessary approvals or clearances, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

-41-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(f) Simultaneous Closings. The transactions contemplated by Section 4.7 shall be consummated simultaneously with the Closing; and

(g) Buyer’s Deliveries. Seller shall have received all of Buyer’s Deliveries under Section 4.3.

ARTICLE IX

INDEMNIFICATION

9.1 Definitions. As used in this Article IX, “Loss” shall mean any claim, liability, obligation, expense, cost or other damage or loss (including without limitation, reasonable attorneys’ and consultants’ fees), fine or penalty. “Loss” shall also include in each instance, but shall not be limited to, all reasonable costs and expenses of investigating and defending any claim or any order, directive, final judgment, compromise, settlement, fine, penalty, court costs or proceeding arising at any time under or from any Government Authority, including all reasonable costs and expenses and court costs incurred in the enforcement of rights under this Article IX. “Loss” shall not include any special, consequential, indirect or loss of profit, damages or any Loss for which one Party has assumed responsibility or agreed to indemnify the other Party under Article VII of this Agreement.

9.2 Indemnification By Seller. From the Closing Date, in addition to all other obligations of Seller to Buyer set forth in this Agreement, Seller shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates and their respective directors, officers, employees, representatives, successors and assigns from and against any Loss resulting from, related to, or arising out of: (a) the breach by Seller (or any shareholder, officer, director, employee of Seller) of any representation or warranty contained in this Agreement, in any Exhibit or Schedule to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, (b) the breach by Seller (or any shareholder, officer, director, employee of Seller) of any covenant or agreement contained in this Agreement, in any Exhibit or Schedule to this Agreement,

-42-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

or in any document, instrument, agreement or certificate delivered under this Agreement, or (c) liabilities constituting a part of, or relating or resulting from, the Exclusions; provided, that, with respect to a loss of the type referred to in clause (a) above, Seller shall have no indemnification obligation for any such Loss if Seller has not received a claim from Buyer (specifying in reasonable detail the basis for such Loss) within one year following the Closing Date, or, if such Loss results from a breach of Section 5.1 (Organization), Section 5.2 (Due Authorization), or 5.12 (Taxes), within the applicable time set forth in Section 10.1. Nothing contained in this Section 9.2 shall modify, amend or supersede any indemnification obligation of Seller contained in any document, instrument, agreement or certificate delivered under this Agreement. A claim for a Loss resulting from the fraud or willful misconduct of Seller may be made at any time without limitation.

9.3 Indemnification By Buyer. From and after the Closing Date, in addition to all other obligations of Buyer to Seller set forth in this Agreement, Buyer shall indemnify, defend and hold harmless Seller, Seller’s Affiliates and their respective directors, officers, employees, representatives, successors and assigns from and against any Loss resulting from, related to, or arising out of:

(a) Buyer’s ownership or operation of the Terminal after Closing, except for any Loss for which Seller has assumed responsibility or agreed to indemnify Buyer under Article VII;

(b) The breach by Buyer or any Affiliate of Buyer (or any shareholder, officer, director, employee of Buyer or such Affiliate) of any representation or warranty contained in this Agreement, in any Exhibit or Schedule to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement; provided that Buyer shall have no indemnification obligation for any such Loss if Buyer has not received a claim from Seller (specifying in reasonable detail the basis for such Loss) within one year following the Closing Date, or if such

-43-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

Loss results from a breach of Section 6.1 (Organization) or Section 6.2 (Due Authorization), within the applicable time set forth in Section 10.1; provided, further, that a claim for a Loss resulting from the fraud or willful misconduct of Buyer may be made at any time without limitation; or

(c) The breach by Buyer or any Affiliate of Buyer (or any shareholder, officer, director, employee of Buyer or such Affiliate) of any covenant or agreement contained in this Agreement, in any Exhibit or Schedule to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement.

9.4 Conflict. In the event of any conflict or ambiguity in the language of this Article IX, or any other portion of this Agreement, with the language of Article VII, the Parties agree that Article VII language shall be controlling.

9.5 Procedures.

(a) Notice and Tender. In the event that any officer or registered agent of either Party hereto receives actual notice of any claim by a third person giving rise to a right of indemnification of such Party under this Article IX (the “Indemnitee”), such Indemnitee shall, within sixty (60) days after receipt of such notice, give written notice thereof to the other Party hereto responsible for such indemnification (the “Indemnitor”) setting forth the facts and circumstances giving rise to such claim for indemnification and shall tender the defense of such claim to the Indemnitor. If the Indemnitee fails to give such notice and tender such defense within such 60-day period, the Indemnitee shall be solely responsible for any Loss with respect to such claim to the extent they are attributable to such failure; but failure to give such notice and tender such defense within such 60-day period shall not result in a forfeiture or waiver of any rights to indemnification for any Loss with respect to such claim to the extent they are not attributable to such failure.

(b) Defense of Claims. The Indemnitor shall select (subject to the Indemnitee’s reasonable approval) the attorneys to defend any matter subject to

-44-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

indemnification and/or taking all actions necessary or appropriate to resolve, defend, and/or settle such matters, and shall be entitled to contest, on its own behalf and on the Indemnitee’s behalf, the existence or amount of any obligation, cost, expense, debt or liability giving rise to such claim. Nothing in this Section 9.5(b) shall be construed as prohibiting the Indemnitee from participating in the defense (which may include hiring its own counsel) in any matter subject to indemnification, as long as the Indemnitee does so at its own expense, unless and to the extent that the Indemnitor or an Affiliate is also subject to such claim and the Indemnitee has determined in good faith that the Indemnitor has a conflict of interest vis-à-vis the Indemnitee and/or the Indemnitee has defenses available to it that are not available to the Indemnitor, in which case the Indemnitor shall be responsible for the expense of the Indemnitee’s counsel. The Indemnitor shall keep the Indemnitee fully and timely informed as to actions taken on such matters. The Indemnitee shall cooperate fully with the Indemnitor and its counsel and shall provide them reasonable access to the Indemnitee’s employees, consultants, agents, attorneys, accountants, and files to the extent necessary or appropriate to defend or resolve the matter, the Indemnitor reimbursing the Indemnitee with respect to the reasonable cost of any such access. With respect to any matter for which a Party has an indemnification and/or defense obligation under this Agreement, the Parties shall maintain a joint defense privilege, where applicable, in connection with such matters for the Party’s post-Closing communications and those of their respective Affiliates and Authorized Representatives, which post-Closing communications concern the matters subject to such indemnification and/or defense obligation.

(c) Allocation of Indemnification Liability. When any Loss for which indemnification is provided under this Article IX results from, relates to, or arises out of the conduct of both Seller and Buyer, the Parties shall indemnify each other in proportion to their respective share of such Loss.

-45-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

ARTICLE X

SURVIVAL

10.1 Representations and Warranties. All representations and warranties made in this Agreement, in any Exhibit or Schedule to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement will survive until one year after Closing, except, that, the representations and warranties set forth in 5.1 (Organization), Section 5.2 (Due Authorization), Section 6.1 (Organization) and Section 6.2 (Due Authorization) shall survive indefinitely, and the representations and warranties set forth in Section 5.12 (Taxes) shall survive until ninety (90) days following the termination of the applicable statute of limitations. At the end of such survival period set forth above, such representations and warranties shall terminate and have no further force and effect.

10.2 Covenants. Unless otherwise specified in this Agreement, the Parties obligations under the following sections and articles will survive the Closing: Articles I, VII, IX, X, XII, XIII and XV and Sections 3.1, 3.3 and 11.3.

ARTICLE XI

TITLE COMMITMENT; SURVEY; RISK OF LOSS

11.1 Title Insurance. Buyer shall promptly place an order to procure a commitment for an ALTA Owner’s Title Insurance Policy 2006 Form (or other form of policy available in the jurisdiction and acceptable to Buyer) for the Real Property from the Title Company, together with a copy of all documents referenced therein (the “Title Commitments”). Any abstracting, title certification, and charges for title examination will be at Buyer’s expense. Buyer shall cause the Title Company to deliver to Buyer, with a copy to Seller, a title commitment setting forth the status of title to the Property on or before the thirtieth (30th) day following the Effective Date (the “Title Commitment”).

11.2 Survey. Buyer shall promptly cause to be prepared, at its expense, current land title surveys of the Real Property, prepared by a licensed surveyor satisfactory to Buyer and conforming to 2005 Minimum Detail Requirements for

-46-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

ALTA/ACSM Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(l), 7(c), 8, 9, 10, 11(b), 13, 14, 15, 16, 17, 18 and 19 and such other standards as the Title Company and Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified by Buyer and the Title Company (the “Survey”). Upon completion of the Survey, Buyer shall deliver promptly three (3) prints thereof to Seller and at least one (1) print to the Title Company. The Survey will (i) show the location of all streets, roads, railroads, creeks or other water courses, fences, easements, rights-of-way and other encumbrances or encroachments on or adjacent to the Property, including all of the title matters shown on the Title Commitment and (ii) set forth a certified legal description of the Property. Seller agrees to furnish the surveyor with copies of all existing deeds.

11.3 Title Objections. Within fifteen (15) days after receiving the later of the Title Commitment or the Survey, Buyer shall notify Seller if the Title Commitment or Survey reveals any liens, encumbrances, claims or exceptions that, in Buyer’s reasonable judgment, are unacceptable (“Title Objections”). If Seller is unable or unwilling to cure any Title Objections, Seller will provide written notice thereof to Buyer within fifteen (15) days following receipt of notice of Title Objections from Buyer and Buyer shall have the right, at its option, by written notice to Seller within fifteen (15) days following receipt of Seller’s written notice, either (i) to terminate this Agreement and obtain a refund of the Earnest Money and all interest thereon, whereafter both Parties shall be relieved and discharged of any rights, liabilities or obligations hereunder, or (ii) to waive such defect and proceed to Closing. Buyer’s failure to exercise the right to terminate within the said fifteen (15) day period shall constitute a waiver of Buyer’s right to terminate with respect to such title matters. However, if Seller elects to cure the Title Objections (although Seller will have no such obligation to do so), Seller shall provide Buyer with notice of its intention to cure same within the fifteen (15) days aforesaid and Seller shall have an opportunity, at its expense, to remove such Title Objections within

-47-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

sixty (60) days following receipt of written notice from Buyer identifying the Title Objections (the “Title Cure Period”). In no event shall Seller have any obligation to commence litigation or to incur costs in excess of One Thousand Dollars ($1,000.00) to cure or remove any Title Objections. If Seller is unable to cure any Title Objections within the Title Cure Period that, in the reasonable opinion of the Title Company or Buyer, must be cured in order to deliver good and marketable title, Buyer may, as its sole and exclusive remedy, and upon written notice to Seller within fifteen (15) days after expiration of the Title Cure Period, terminate this Agreement, in which event the Earnest Money shall be fully refunded to Buyer.

11.4 Risk of Loss. Risk of loss with respect to the Terminal shall be borne by Seller until Closing. The risk of loss of the Terminal shall pass to the Buyer at Closing.

ARTICLE XII

FURTHER ASSURANCE

From time to time after Closing, Seller and Buyer shall, upon request of the other and without further consideration, execute, acknowledge and deliver such further instruments of transfer, conveyance or assumption and such other documents as Seller or Buyer may reasonably request more effectively to vest in Buyer the right and title to, interest in and enjoyment of, the Terminal or to carry out the transactions and agreements contemplated by this Agreement. Seller shall use its good faith efforts, and shall cause its agents and employees to use their good faith efforts, in effecting the transition of the operations of the Terminal to Buyer, including, but not limited to, assisting in the transfer of permits related to the operation of Terminal to Buyer. In connection with the foregoing, Seller shall provide Buyer and its Affiliates with reasonable access to the agents and employees of Seller who have significant responsibility for the Terminal for the purpose of ensuring a smooth transition.

-48-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

ARTICLE XII

COSTS AND EXPENSES

13.1 Brokerage Commissions. Neither of the Parties nor, where applicable, any of their respective shareholders, officers, directors, or employees, has employed or will employ any broker, agent, finder or consultant or has incurred or will incur any liability for any brokerage fees, commissions, finders’ fees or other fees in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

13.2 Closing Adjustments. The following items shall be paid, prorated, or adjusted as of the Closing Date in the manner hereinafter set forth:

(a) All real estate Taxes as well as any Taxes assessed on the Personal Property, due and owing on or before the Closing Date, all penalties and interest thereon, and all special assessments affecting the Terminal, whether payable in installments or not, shall be paid in full by Seller.

(b) Current ad valorem Taxes including real estate Taxes, special assessments and charges for the current year (“Property Taxes”) shall be allocated between Seller and Buyer as of the Closing Date on the basis of no applicable discount. The allocation shall be based on the number of days that each party owns the Terminal during the year of the sale. If the amount of such Property Taxes with respect to the Terminal for the calendar year in which the Closing occurs has not been determined as of the Closing Date, then the Property Taxes with respect to the Terminal for the preceding calendar year, on the basis of no applicable discount, shall be used to calculate such allocations, with known changes in valuation applied. Seller’s allocated share of the Property Taxes for the current year shall be credited to Buyer at Closing as a reduction in Purchase Price and Buyer shall assume the responsibility to pay the Property Taxes, unless Seller has already paid the current year’s Property Taxes, in which case Seller shall be credited at Closing as an increase in Purchase Price with Buyer’s allocated share of the Property Taxes. If

-49-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

the actual amount of any such Property Taxes varies by more than Twenty Thousand Dollars ($20,000) from estimates used at the Closing to prorate such taxes, then the parties shall re-prorate such Property Taxes within ten (10) days following a request by either party based on the actual amount of the tax bills.

(c) Seller shall be responsible for the cost of the Terminal’s utilities up to Closing and Buyer shall be responsible for such costs thereafter.

(d) Buyer shall bear and pay all title insurance premiums and charges.

(e) Buyer shall bear and pay all realty transfer fees, recording costs and Taxes associated with the conveyance of the Real Property, the Improvements and the Personal Property, except Taxes imposed by reason of capital or income of Seller. Seller and Buyer agree that no sales and use taxes will be reported in connection with the transfer of the Terminal to Buyer since such sale qualifies for an occasional sale exemption.

(f) Seller and Buyer shall each pay their own respective legal fees and expenses and the cost of performance of their respective obligations hereunder.

(g) All amounts due Seller under any assignable revenue-generating contract shall be prorated as of the Closing Date upon the payment cycle established under such revenue-generating contract so that the portion the amounts due Seller from the beginning of such payment cycle to the Closing Date will be credited to Seller at Closing.

(h) The Parties shall make all other adjustments necessary to effectuate the intent of the Parties as set forth in this Agreement.

13.3 Timing of Adjustments. All monetary adjustments necessary to achieve the allocations specified in Section 13.2, to the extent reasonably practicable, shall be made at the Closing. To the extent any such adjustments cannot be made at the Closing, the same shall be made after the Closing as and when complete information becomes available. Seller and Buyer agree to cooperate and to use their best efforts to complete such adjustments no later than thirty (30) days after the Closing Date.

-50-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

ARTICLE XIV

CASUALTY AND CONDEMNATION

14.1 Notice of Casualty or Condemnation. In the event that after the date of this Agreement and prior to the Closing:

(a) Any material portion of the Terminal is damaged or destroyed by fire or other casualty or any event or circumstance occurs resulting in a material adverse change to the environmental condition of the Terminal (a “Casualty”), or

(b) Seller receives written notice of any action, suit or proceeding, or threatened or contemplated action, suit or proceeding, to condemn or take all or any material part of the Terminal by eminent domain (a “Condemnation”), Seller shall immediately notify Buyer of the Casualty or Condemnation. In the event of a Casualty, Buyer must (i) retain an insurance adjuster mutually satisfactory to Buyer and Seller within fifteen (15) days after Buyer’s receipt of Seller’s notice to determine the extent of the Casualty, and (ii) initiate negotiations with Seller to discuss an adjusted Purchase Price for the Terminal if Buyer contemplates making the election in Section 14.2(a) below. If Buyer initiates such negotiations, Buyer and Seller shall negotiate in good faith to try to agree upon an adjusted Purchase Price.

14.2 Buyer’s Election. Buyer must elect one of the following options and give written notice to Seller of such election within (i) fifteen (15) days after the insurance adjuster’s written determination in the case of a Casualty, or (ii) thirty (30) days after Buyer’s receipt of Seller’s notice of Condemnation in the case of a Condemnation:

(a) Purchase the Terminal in accordance with Article IV of this Agreement at an adjusted Purchase Price agreed upon by Buyer and Seller before Buyer makes this election; or

-51-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

(b) Terminate this Agreement, whereupon Seller shall immediately direct the Title Company to pay the Earnest Money, and all interest accrued thereon, to Buyer.

14.3 Exclusive Remedy. Notwithstanding any provision to the contrary contained herein, the remedies provided to Buyer under Section 14.2(a) and (b) constitute Buyer’s exclusive remedies in connection with the circumstances described therein.

ARTICLE XV

GENERAL; ADDITIONAL COVENANTS

15.1 Termination. If this Agreement is terminated by Seller or by Buyer as a matter of right or as permitted under this Agreement, such termination shall be without liability of either Party to the other, or to any of their shareholders, affiliates, directors, officers, employees, agents, consultants or representatives.

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual consent of SELLER and BUYER;

(b) if the Closing has not occurred by the close of business on September 30, 2008, then by SELLER if any condition specified in Section 8.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by SELLER, provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by SELLER to fulfill any undertaking or commitment provided for herein on the part of SELLER that is required to be fulfilled on or prior to Closing; or

(c) if the Closing has not occurred by the close of business on September 30, 2008, then by BUYER if any condition specified in Section 8.1 has not been satisfied or waived on or before such close of business, and shall not theretofore have been waived by BUYER, provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by BUYER to fulfill any undertaking or commitment provided for herein on the part of BUYER that is required to be fulfilled on or prior to Closing.

-52-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

15.2 Entire Agreement. This Agreement, including all of the Exhibits and Schedules hereto, constitutes the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any prior understandings, negotiations or agreements, whether written or oral, between them respecting such subject matter.

15.3 Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

15.4 Notices. Except for notices required under Article VII of this Agreement, all notices or other correspondence required or permitted to be given under this Agreement shall be in writing and addressed to the Party to be notified at the address listed in this Section 15.4. Notice shall be given in person, or shall be sent by nationally-recognized overnight courier, registered or certified mail (postage prepaid and return receipt requested) or facsimile with written communication to the Party to be notified at the following address:

Seller:	Buyer:

Mail: Exxon Mobil Corporation	Mail: Sunoco Partners Marketing
& Terminals L.P.

c/o Mobil Pipe Line Company	1735 Market Street, Suite LL – 29th Floor

3225 Gallows Road	Philadelphia, PA 19103

Fairfax, VA 22037	Attn: Vice President & General Counsel

Attn: Southern Operations Manager

Facsimile: 703-846-5955	Facsimile: 215-246-8287

Phone: 703-846-5257	Phone: 215-977-3135

-53-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

Either Party may change its address or facsimile number by providing written notice to the other at least ten (10) days prior to the effective date of such change. Notices given in accordance with this Section 15.4 shall be deemed to have been given: (a) at the time of delivery when delivered personally; (b) upon receipt when sent by nationally-recognized overnight courier, registered or certified mail (postage prepaid and return receipt requested); or (c) upon completion of successful transmission when sent by facsimile (unless transmission is completed outside recipient’s normal working hours, in which case such notice shall be deemed given at the start of recipient’s next business day). Notices given in accordance with this Section 15.4 shall concern only those matters not governed by Article VII and shall be separated from Article VII notices, which are governed by Section 7.11.

15.5 Exhibits and Schedules. Each Exhibit and Schedule referred to in this Agreement is incorporated into this Agreement by such reference.

15.6 Severability. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect any other provision hereof. This Agreement shall in such circumstances be deemed modified to the extent necessary to render enforceable the provisions hereof.

15.7 Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

15.8 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, Seller may assign this Agreement to an Affiliate or any entity into which it is merged or combined without the consent of, but subject to notice to, Buyer. Any assignment of this Agreement, by operation of law or otherwise, shall not relieve the assignor of any obligations hereunder. Any assignment made in violation of this Section 15.8 shall be void.

-54-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

15.9 Parties in Interest; No Third Party Beneficiary. This Agreement shall inure to the benefit of and be binding upon Buyer and Seller and their respective successors and permitted assigns. Except as otherwise provided herein, nothing in this Agreement will be construed as conferring upon any person or entity other than Buyer and Seller, and their respective successors in interest and permitted assigns, any right, remedy or claim under or by reason of this Agreement.

15.10 Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal law of the State of Texas, without regard to conflicts of laws principles thereof that would result in application of substantive laws of any other state.

15.11 Choice of Forum. Where Federal subject matter or diversity jurisdiction exists with respect to a dispute which the Parties cannot themselves amicably resolve, the Parties designate the United States District Court for the Southern District of Texas, as the exclusive forum for the resolution of that dispute and submit themselves and the dispute to the jurisdiction of that Court. Where Federal subject matter or diversity jurisdiction in respect of such dispute does not exist, the Parties designate the Supreme Court in the State of Texas, County of Harris, as the exclusive forum for the resolution of that dispute and submit themselves and the dispute to the jurisdiction of that Court.

15.12 WAIVER OF JURY TRIAL. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

-55-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

15.13 Commercially Reasonable Efforts; Time of Essence. Except as otherwise specifically provided herein, Buyer and Seller shall each use commercially reasonable efforts to satisfy the conditions to Closing and otherwise consummate the transactions contemplated by this Agreement as promptly as practical. Time is of the essence with respect to the Closing of this Agreement

15.14 Amendments. This Agreement may be amended only by a written instrument that is duly executed by both Parties

15.15 Counterparts. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed by both Parties and delivered shall be deemed to be an original.

15.16 Public Announcements. The Parties agree that there shall be no press releases or other announcements prior to Closing without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except to the extent required by applicable Laws or rules of any applicable stock exchange. If either Party determines that a press release is required or desired, they will so notify the other in writing and shall consult with each other with regard to the same. The Parties further agree to consult with each other on all press releases and announcements issued at or after Closing concerning the transactions contemplated by this Agreement.

15.17 Transition Assistance. For a period of ninety (90) days after Closing, at Buyer’s reasonable request, Seller shall assist, at no charge, Buyer in connection with a reasonably orderly transition of the operation of the Terminal.

15.18 Taxes. After the Closing Date, if Buyer receives a bill for Taxes assessed against the Terminal that includes Taxes for taxable years or taxable periods on or before the Closing Date (including Taxes assessed for portions of taxable years or periods on or before the Closing Date), Buyer shall forward the bill to Seller for payment. After the Closing Date, if Seller receives a bill for Taxes assessed against the Terminal or the Terminal Inventory that includes Taxes for taxable years or taxable periods after the Closing Date (including Taxes assessed for portions of taxable years or taxable periods after the Closing Date), Seller shall forward the bill to Buyer for payment.

-56-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

15.19 Confidentiality. The Parties acknowledge that they are bound by the terms of the Confidentiality Agreement dated August 9, 2006 between Seller and Buyer and hereby extend the term of such Confidentiality Agreement so that it will expire three years after the Closing Date. In addition, Seller and Buyer agree that they will keep confidential and not disclose to any non affiliated Third Party any of the terms or provisions of this Agreement for a period of three years after the Closing Date, except for disclosure of information that:

(a) is or becomes publicly available by other than unauthorized disclosure;

(b) is made pursuant to the requirement or request of a Government Authority of competent jurisdiction to the extent such disclosure is required by an applicable law or Order, and sufficient notice is given by the disclosing Party to the other Party to permit the other Party to seek an appropriate protective order or exemption from such requirement or request, if it so desires. If such protective order or other remedy is not obtained, or if the other Party waives compliance with the provisions of this Section 15.19 for this purpose, the disclosing Party shall furnish only that portion of the information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the information by the Government Authority.

15.20 No Presumption Against Drafter. Buyer and Seller have each fully participated in the negotiation and drafting of this Agreement. If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against either Party by virtue of the fact that its representative has authored this Agreement or any of the terms of it.

-57-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

15.21 Right of First Offer. Seller will have a right of first offer to purchase the Terminal before any sale, assignment or other transfer (a “Transfer”) of the Terminal to a non-affiliate of Buyer. If Buyer shall desire to effect such a Transfer, it shall first give notice in writing of such desire to Seller. Seller will then have sixty (60) days from its receipt of such notice to inform Buyer in writing whether Seller wishes to purchase the Terminal, and if it does, the material terms and conditions of such purchase. If Seller informs Buyer that it does not wish to purchase the Terminal (or if Seller fails to respond in writing to Buyer within such sixty (60) day period), or if the Parties are unable, after good faith negotiations, to close the transaction within one hundred and twenty (120) days, then Buyer may Transfer the Terminal to any other person at any time within the next one hundred and eighty (180) days. If Seller notifies Buyer of the purchase price and terms upon which Seller is willing to purchase the Terminal, any such Transfer by Buyer within one hundred and eighty (180) days shall be on terms (including purchase price) that are not materially more favorable to purchaser than those described in Seller’s notice. If such Transfer by Buyer is not consummated within such one hundred and eighty (180) day period, then the right of first offer described above shall apply again to a Transfer of the Terminal by Buyer.

15.22 Hart-Scott Rodino Filing Requirements. Within thirty (30) days after execution of this Agreement, Seller and Buyer shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated herein. Seller and Buyer shall consult with each other as to the appropriate time for filing such notifications, shall agree upon the timing of such filings and shall, respond promptly to any requests for additional information made by either of such agencies.

-58-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

Buyer shall pay the filing fees under the HSR Act, and shall receive a credit of 50% of such filing fees against the Purchase Price at Closing. Buyer and Seller shall each bear their respective costs for the preparation of any filing. Seller and Buyer shall use commercially reasonable efforts to cause any waiting period under the HSR Act with respect to the transactions contemplated herein to expire or terminate at the earliest possible time. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Buyer or Seller or any of their respective Affiliates to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Buyer or Seller or their respective Affiliates, whether as a condition of obtaining any approval from a Governmental Authority or any other Person or for any other reason.

15.23 Insurance. Seller and Buyer acknowledge that Seller maintains a worldwide program of property and liability insurance coverage for itself and its Affiliates, including Seller. This program has been designed to achieve a coordinated risk-management package for the entire ExxonMobil corporate group. The program consists principally of three types of policies:

(a) policies issued to Seller or its predecessors;

(b) policies issued directly to Affiliates by one of ExxonMobil’s wholly-owned insurance companies, i.e., Ancon Insurance Company, Inc., Bluefield International Insurance Inc., et al, (herein referred to collectively as “ExxonMobil Captive Insurers”); and

(c) policies issued to Affiliates by locally admitted insurers which are reinsured by one of the ExxonMobil Captive Insurers.

-59-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

All of the insurance policies through which the worldwide program of coverage is presently or has previously been provided by or to Seller, its predecessors or Affiliates are herein referred to collectively as the “ExxonMobil Policies.”

It is understood and agreed by Buyer that from and after the Closing:

(d) No insurance coverage shall be provided under the ExxonMobil Policies to Buyer;

(e) Any and all policies insured or reinsured by any of the ExxonMobil Captive Insurers which, but for this provision, would have insured the Terminal shall be deemed terminated, commuted and cancelled ab initio;

(f) No claims regarding any matter relating to the Terminal, whether or not arising from events occurring prior to the Closing, shall be made by Buyer against or with respect to any of the ExxonMobil Policies regardless of their date of issuance.

15.24 Limitations of Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY SHALL BE LIABLE OR RESPONSIBLE TO ANOTHER PARTY HERETO OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, OR FOR LOSS OF PROFITS OR REVENUES (COLLECTIVELY REFERRED TO AS SPECIAL DAMAGES) INCURRED BY SUCH PARTY OR ITS AFFILIATES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, TORT OR STRICT LIABILITY, provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of individuals or entities that are not Parties to this Agreement.

[Signature page follows.]

-60-	TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Terminal Sale and Purchase Agreement as of the date first above written.

EXXON MOBIL CORPORATION

By:	/s/ Les Rose
Printed Name:	Les Rose
Title:	Agent and Attorney-in-Fact

SUNOCO PARTNERS MARKETING & TERMINALS L.P.

By: Sunoco Logistics Partners Operations GP LLC, its general partner

By:	/s/ Christopher W. Keene
Printed Name:	Christopher W. Keene
Title:	Vice President

TERMINAL SALE AND PURCHASE AGREEMENT (ARCADIA) EXECUTION VERSION